AMENDMENT TO PARTICIPATION AGREEMENT

(Institutional and Service Shares)

Regarding

THE TAILORED SHAREHOLDER REPORTS RULE

and

REVOCATION OF RULE 30e-3

This Amendment (the “Amendment”) is entered into as of July 1, 2024 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), and Janus Aspen Series (the “Trust”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company entered into participation agreements with the Trust dated June 30, 1999 and July 22, 1999 (for Institutional Shares); the Company also entered into a participation agreement with the Trust dated April 6, 2000 (for Service Shares) (collectively, the “Participation Agreement”);

WHEREAS, the Parties entered into an amendment dated July 1, 2023 (the “2023 Amendment”), which, among other things, adopted Rule 30e-3 procedures and certain Rule 498A related procedures;

WHEREAS, pursuant to the Participation Agreement, the Company invests in shares of certain of the portfolios of the Trust (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners;

WHEREAS, on October 26, 2022, the Securities and Exchange Commission (SEC) adopted amendments to rules governing shareholder reports, which will revoke the SEC’s Rule 30e-3 of the 1940 Act as of July 24, 2024;

WHEREAS, considering the SEC’s revocation of Rule 30e-3, the Parties desire to remove all references to and reliance on Rule 30e-3 procedures in the 2023 Amendment and redefine “Trust Documents”;

WHEREAS, the Trust has certain obligations pursuant to the Tailored Shareholder Reports Rule (the “TSR Rule”) to transmit annual and semi-annual reports to shareholders, to make such reports and other information accessible on a website, and to provide such reports to shareholders free of charge in paper or electronic form upon request; and

WHEREAS, the Company cannot host such website in compliance with the TSR Rule and Rule 498A unless the Trust prepares and provides the Trust Documents that are specified in the TSR Rule and Rule 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company and the Trust hereby agree to supplement and amend the Participation Agreement as follows:

 1.  Section 1 (a) of the 2023 Amendment is hereby deleted in its entirety and replaced with the following:

“(a)  Trust Documents. Trust is responsible for preparing and providing the following “Trust Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”).”

 2. Provision of Trust Documents and Tailored Shareholder Reports; Website Posting.

(a)

Trust Documents and Tailored Shareholder Reports. In addition to the Trust Documents specified in Rule 498A, the Trust is responsible for preparing and providing the Tailored Shareholder Reports specified in the TSR Rule (“Tailored Shareholder Reports”).

(b)

Deadline for Providing, and Current-ness of, Trust Documents and Tailored Shareholder Reports. The Trust shall provide the Trust Documents and Tailored Shareholder Reports to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the securities and the Contracts.

(c)

Format of Trust Documents and Tailored Shareholder Reports. The Trust shall provide the Trust Documents and Tailored Shareholder Reports to the Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A);

(ii)

Permit persons accessing the Tailored Shareholder Reports and the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading, and to immediately access information available online that is referenced in Tailored Shareholder Reports (that is, these documents must include linking, in accordance with the TSR Rule and with Rule 498A); and

(iii)

Permit persons accessing the Tailored Shareholder Reports and Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of the TSR Rule as well as Rule 498A.

(d)

Website Hosting. The Company shall host and maintain a website for the Tailored Shareholder Reports in addition to the Trust Documents required by Rule 498A, so that the Tailored Shareholder Reports are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in the TSR Rule and Rule 498A, provided that the Trust fulfills its obligations under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Tailored Shareholder Reports.

(i)

The Company shall ensure that Tailored Shareholder Reports will be delivered as required by the TSR Rule for each currently offered Variable Contract described under the related registration statement; and

(ii)	The Trust shall ensure that Tailored Shareholder Reports are used for the Portfolios, in accordance with the TSR Rule.

(f)

Website Hosting and TSR Delivery Fee (Expense Allocation). The Company shall bear the costs of posting, maintaining and managing the Tailored Shareholder Reports on the website hosted by the Company and the costs of preparing and mailing the Tailored Shareholder Reports to Contract Owners.

3.

Content of Tailored Shareholder Reports. The Trust shall be responsible for the content and substance of the Tailored Shareholder Reports as provided to the Company, including, but not limited to, the accuracy and completeness of the Tailored Shareholder Reports. The Trust shall take prompt action to correct noncompliance with the TSR Rule upon discovery. Without limiting the generality of the foregoing in any manner, the Trust shall be responsible for ensuring that the Tailored Shareholder Reports as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

4.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on the TSR Rule and Rule 498A, and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

5.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

6.	Liability. The Trust is responsible for its obligations, duties, and liabilities of the Trust under this Amendment.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

The Company:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Ben Wadsley

Name: Ben Wadsley

Title: Head of Product and Pricing

The Trust:

JANUS ASPEN SERIES

By: /s/ Abigail Murray

Name: Abigail Murray

Title: Vice President, Secretary and Chief Legal Officer